EXHIBIT 10.2

RALPH LAUREN CORPORATION
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 25th day of September, 2015 (the "Effective Date"), by and between Ralph Lauren Corporation, a Delaware corporation (the "Corporation"), and Stefan Larsson (the "Executive").
NOW THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT
1.1            Employment Term.  The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein, and in the Executive's term sheet, a copy of which is attached hereto as Exhibit 1 (the "Term Sheet").  The employment of the Executive by the Corporation shall be effective as of November 16, 2015 or such other date as the parties may agree (the "Start Date") and shall continue until the close of business at the end of the fiscal year ending on or about March 28, 2020 (the "Term"), unless terminated earlier in accordance with Article II hereof.  The Term shall be automatically extended so as to end on the last day of each subsequent fiscal year thereafter unless either party notifies the other in writing of its intention not to extend the Term at least 180 days prior to the commencement of the next scheduled extension (a "NonExtension Notice").
1.2            Position and Duties.  During the Term, the Executive shall faithfully perform the duties of his employment, and shall devote to the performance of such duties his full time and attention.  During the Term, the Executive shall serve in the position of President and Chief Executive Officer and shall have such duties, authorities and responsibilities commensurate with such positions at similarly situated public companies, reporting to Ralph Lauren in his capacity as the Chairman of the Board of Directors of the Corporation (the "Board") (and only for so long as Ralph Lauren serves as the Chairman) or the Board.  All employees of the Corporation (other than the Chairman and any other mutually agreed exceptions) shall report directly or indirectly to the Executive.  As soon as practicable after the Start Date, the Executive shall be appointed to the Board, and thereafter during the Term, the Corporation shall cause the Executive to be nominated for re-election to the Board each time the Executive's term on the Board would expire.  During the Term, the Executive may engage in outside activities provided those activities do not conflict with the duties and responsibilities enumerated hereunder, and provided further that the Executive receives written approval in advance from the Corporation for any outside business activity that may require significant expenditure of the Executive's time in which the Executive plans to become involved, whether or not such activity is pursued for profit.  The Executive shall be excused from performing any services hereunder during periods of temporary incapacity and during vacations in accordance with the Corporation's disability and vacation policies.

1.3            Place of Performance.  The Executive shall be employed at the principal offices of the Corporation located in New York, New York, except for required travel on the Corporation's business.
1.4            Compensation and Related Matters.
(a)            Base Compensation.  In consideration of his services during the Term, the Corporation shall pay the Executive cash compensation at an annual rate of not less than one million two hundred and fifty thousand dollars ($1,250,000) (as may be increased from time to time, "Base Compensation"), less applicable withholdings.  Executive's Base Compensation shall be subject to such increases (but not decreases) as may be approved by the Board or any committee thereof.  The Base Compensation shall be payable as current salary, in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.
(b)            Bonus.  During the Term, the Executive shall have the opportunity to earn an annual bonus in accordance with any annual bonus program that the Corporation maintains that would be applicable to the Executive and that is in accordance with the Executive's Term Sheet.
(c)            Stock Awards.  During the Term, the Executive shall be eligible to participate in the Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan, or any successor thereto (the "Incentive Plan").  All grants to the Executive of stock options, restricted stock units, performance share units, and any other form of equity award, if any, are governed by the terms of the Incentive Plan and are subject, in all cases, to approval by the Compensation and Organizational Development Committee of the Board of Directors (the "Compensation Committee") in its sole discretion.  In accordance with the Executive's Term Sheet and with the terms of the Incentive Plan, the Executive shall receive, during the Term, annual grants of equity awards that are at least equivalent to the award amounts specified in the Executive's Term Sheet, subject to Executive's continued employment at the time of each such grant.  Such awards shall vest in accordance with the terms of the Incentive Plan.
(d)            Car Allowance.  During the Term, the Corporation shall pay Executive a car allowance in the amount of one thousand five hundred dollars ($1,500) per month, less applicable withholdings.
(e)            Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.  Executive shall be entitled to use the Corporation's aircraft for business travel, in accordance with the policies and procedures established by the Corporation.
(f)            Vacations.  During the Term, the Executive shall be entitled to the number of vacation days in each fiscal year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Corporation's vacation program, in no event less than four (4) weeks per year.  The Executive shall also be entitled to all paid holidays given by the Corporation to its employees.

(g)            Other Benefits.  The Executive shall be entitled to participate in all of the Corporation's employee benefit plans and programs in effect during the Term as would by their terms be applicable to the Executive, including, without limitation, any pension and retirement plan, supplemental pension and retirement plan, deferred compensation plan, incentive plan, stock option plan, life insurance plan, medical insurance plan, dental care plan, accidental death and disability plan, and vacation, sick leave or personal leave program.  The Corporation shall not make any changes in such plans or programs that would adversely affect the Executive's benefits thereunder, unless such change occurs pursuant to a program applicable to other similarly situated employees of the Corporation and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with other similarly situated employees of the Corporation. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or program presently in effect or made available in the future shall be in lieu of the Base Compensation or any bonus payable under Sections 1.4(a) and 1.4(b) hereof.
ARTICLE II
TERMINATION OF EMPLOYMENT
2.1            Termination of Employment.  The Executive's employment may terminate prior to the expiration of the Term under the following circumstances:
(a)            Without Cause.  The Executive's employment may terminate upon the Corporation notifying the Executive in writing that his services will no longer be required.
(b)            Death.  The Executive's employment shall terminate upon the Executive's death.
(c)            Disability.  If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent and unable to perform the duties hereunder on a full-time basis for an entire period of six consecutive months, the Executive's employment may be terminated by the Corporation following such six-month period while the Executive remains disabled.
(d)            Cause.  The Corporation may terminate the Executive's employment for Cause.  For purposes hereof, "Cause" shall mean: (1) the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered to him by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has not substantially performed his duties hereunder, (2) Executive's conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony, (3) the willful engaging by the Executive in gross misconduct relating to the Executive's employment that is materially injurious to the Corporation, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Article III), or which subjects or if generally known would subject the Corporation to public ridicule.  For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.  Notwithstanding the foregoing, the Executive's employment may be terminated for Cause only by act of the Board and, in any event, the Executive's employment shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Corporation's intention to terminate for Cause, (y) the opportunity to cure (if curable) within 30 days of such written notice and (z) an opportunity for the Executive, together with his counsel, to be heard by the Board.

(e)            Voluntary Termination.  The Executive may voluntarily terminate the Executive's employment with the Corporation at any time, with or without Good Reason upon written notice.  For purposes of this Agreement, "Good Reason" shall mean a termination of employment by the Executive within one (1) year following the occurrence of (A) a material diminution in or adverse alteration to Executive's title as Chief Executive Officer, base salary, benefits, position, status, reporting lines or duties, (B) the relocation of the Executive's principal office outside the area which comprises a fifty (50) mile radius from New York City, (C) a failure of the Corporation to comply with any material provision of this Agreement, or (D) the Corporation requires the Executive to report to any person other than Ralph Lauren in his capacity as the Chairman (and only for so long as Ralph Lauren serves as the Chairman) or to the Board; provided, that the events described in clauses (A), (B), (C) and (D) above shall not constitute Good Reason (1) until the Executive provides written notice to the Corporation of the existence of such diminution, change, reduction, relocation or failure within ninety (90) days of its occurrence and (2) unless such diminution, change, reduction or failure (as applicable) has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Corporation.
2.2            Nonrenewal.  The Executive's employment hereunder shall terminate at the end of the Term if either party elects not to extend the Term of this Agreement by delivery of a NonExtension Notice as contemplated by Section 1.1.
2.3            Date of Termination.  The date of termination shall be:
(a)            if the Executive's employment is terminated by the Executive's death, the date of the Executive's death;
(b)            if the Executive's employment is terminated by reason of Executive's disability pursuant to Section 2.1(c) or by the Corporation pursuant to Sections 2.1(a) or 2.1(d), the date specified by the Corporation;
(c)            if the Executive's employment is terminated by the Executive, the date on which the Executive notifies the Corporation of his termination; and
(d)            if the Executive's employment is terminated by reason of the NonExtension Notice pursuant to Section 2.2, the expiration date of the Term.

2.4            Effect of Termination of Employment.
(a)            Except as provided in Section 2.4(b), if the Executive's employment is terminated by the Corporation Without Cause pursuant to Section 2.1(a), or if the Executive resigns for Good Reason pursuant to Section 2.1(e), the Corporation shall pay the Executive (x) within 30 days of the date of termination, unreimbursed business expenses and accrued but unpaid Base Compensation through the date of termination, (y) when amounts are payable to other executives, any earned but unpaid annual bonus for the fiscal year prior to the fiscal year that includes the year of Executive's termination of employment and (z) amounts or benefits due under any benefit plan, program or arrangement or payroll practice in accordance with the terms of such plan, program, arrangement or payroll practice (such amounts, including the payment timing thereof, the "Accrued Benefits").  The Executive shall also be entitled to the following:
(i)            Severance.  Subject to Section 4.1(a) hereof, the Corporation shall: (a) beginning with the first payroll period following the fifty-second (52nd) day following the date of termination of Executive's employment pay the Executive, in accordance with the Corporation's normal payroll practice, a monthly amount equal to one-twelfth (1/12th) of 400% of Executive's Base Compensation, as in effect immediately prior to such termination of employment (and without giving effect to any diminution that is the basis for the Executive to resign for Good Reason), for the two-year period commencing on the date of such termination (the "Severance Period"), provided that the initial payment shall include all amounts for all payroll periods from the date of termination through the date of such initial payment; and (b) pay to the Executive, when bonuses for the year of termination would otherwise be paid, a Pro Rata Actual Annual Incentive Bonus (as defined below).  For purposes of this Agreement, the term "Pro Rata Actual Annual Incentive Bonus" means the annual bonus based on actual results for the fiscal year in which the Executive's termination occurs, multiplied by a fraction, the numerator of which is the number of days from the first day of the fiscal year in which such termination occurs until the date of termination and the denominator of which is 365.  Notwithstanding the foregoing, if the Company provides the Executive with the release and waiver of claims against the Corporation, its successors, affiliates, and assigns substantially in the form attached hereto as Exhibit A (with such changes as may be required by changes in law or interpretation as are reasonably required to effective the purpose thereof, the "Release"), no later than fifteen (15) days after the Executive's date of termination, in order to receive any severance benefits under this Section 2.4(a)(i), or any awards under Section 2.4(a)(ii) below, the Executive must sign such Release and such Release must become irrevocable on or prior to the fifty-second (52nd) day following the date of termination of Executive's employment.
(ii)            Stock Awards.  The Executive shall immediately vest in all unvested stock options, if any, and time-based restricted stock units (or other equity awards with only service-based vesting conditions) as of the date of termination of the Executive's employment.  With respect to vested stock options, if any (including stock options that vest pursuant to the preceding sentence), the Executive shall have one year from the date of termination of Executive's employment to exercise such vested options, but in no event later than the expiration date of such vested options.  With respect to any unvested performance share units (PSUs) or Performance-based Restricted Share Units (PRSUs) (or any other equity awards with performance-based vesting conditions) awarded through the date on which the Executive's employment terminates, except as provided for in Section 4.1(a): (1) any unvested PRSUs (or other performance-based equity awards with pro-rata vesting) will vest upon the Corporation's attainment of the applicable performance goals and will be paid out as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date without regard to Executive's continued employment; and (2) any unvested PSUs (or other performance-based equity awards with cliff vesting) will remain outstanding and will vest at the end of the applicable performance period based on the Corporation's actual degree of achievement of the applicable performance goals, and any such awards will be paid in their entirety as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date, without regard to Executive's continued employment.
(iii)            Welfare Plan Coverages.  The Executive shall continue to participate during the Severance Period in any group medical, dental or life insurance plan he participated in prior to the date of his termination, under substantially similar terms and conditions as an active employee (i.e., the Corporation will continue to pay the Corporation's portion of the costs of such participation); provided, that participation in such group medical, dental or life insurance plan shall correspondingly cease at such time as the Executive becomes eligible for a future employer's medical, dental and/or life insurance coverage (or would become eligible if the Executive did not waive coverage).  Notwithstanding the foregoing, the Executive may not continue to participate in such plans on a pre-tax or tax-favored basis.  The amount of premiums paid by the Corporation shall be treated as taxable income to the Executive if the provision of such benefits on a non-taxable basis would subject to the Executive to tax on the benefits received under Section 105(h) of the Internal Revenue Code of 1986, as amended and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, the "Code").
(iv)            Retirement Plans.  Without limiting the generality of the foregoing, it is specifically provided that the Executive shall not accrue additional benefits under any pension plan of the Corporation (whether or not qualified under Section 401(a) of the Code) during the Severance Period.
(b)            If the Executive's employment is terminated by reason of the Executive's death or disability, pursuant to Section 2.1(b) or 2.1(c), the Corporation shall pay the Executive the Accrued Benefits.  In addition, the Executive shall receive a Pro Rata Actual Annual Incentive Bonus, in a lump sum when bonuses would otherwise be paid, and the treatment of any then outstanding stock awards shall be as set forth in Section 2.4(a)(ii); provided, that any then outstanding stock options shall be exercisable by the Executive (or, in the case of death, his estate) until the earlier to occur of (I) the third anniversary of the date of such termination of employment and (II) the expiration date of such option term.  Except as provided in this Section 2.4(b), the Corporation will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 2.4(b).
(c)            If the Executive's employment is terminated by the Corporation for Cause or by the Executive without Good Reason, the Executive shall receive only the

Accrued Benefits.  The Executive's rights with respect to any stock awards provided to the Executive by the Corporation shall be governed by the provisions of the Corporation's Incentive Plan and the respective award agreements, if any, under which such stock awards were provided.
(d)            If the Executive's employment terminates at the end of the Term as a result of delivery by either party of a NonExtension Notice as contemplated by Section 1.1, then subject to Article III hereof, (i) the Executive shall receive the Accrued Benefits, (ii) the Executive shall be entitled to any annual bonus that may be payable with respect to the Corporation's fiscal year in which the Term ends, such annual bonus to be payable when such annual bonus would have otherwise been paid pursuant to Section 1.4(b) had the Executive's employment not terminated and (iii) the Executive shall be entitled to the benefits set forth in Section 2.4(a)(ii) hereof.  If the Executive's employment terminates at the end of the Term as a result of the Corporation's delivery of a NonExtension Notice as contemplated by Section 1.1, the Executive shall be entitled to receive the payments and benefits under Section 2.4(a)(i) hereof (other than the Pro Rata Actual Incentive Bonus).
ARTICLE III
COVENANTS OF THE EXECUTIVE
3.1            Non-Compete.
(a)            The Corporation and the Executive acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) the Executive will use and have access to proprietary and valuable Confidential Information (as defined in Section 3.2 hereof) during the course of the Executive's employment; and (iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees.  Accordingly, except as hereinafter noted, the Executive covenants and agrees that during the Term and for the period of one (1) year following the termination of Executive's employment for any reason, the Executive shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, consultant, stockholder or otherwise) to a "Competing Business."  For purposes hereof, "Competing Business" shall mean any business engaged in the designing, marketing or distribution of premium lifestyle products, including but not limited to apparel, home, accessories and fragrance products, which competes in any material respects with the Corporation or any of its subsidiaries, affiliates or licensees (in the case of licensees, to the extent related to the Corporation's products or marks).  Executive specifically acknowledges that Executive understands that he may not become employed by any Competing Business in any capacity during the time periods in which he is restricted herein, provided that the Executive may (i) own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity and (ii) own and invest up to 2% of any hedge funds, private equity funds or other pooled investment vehicles so long as he is not actively involved with them.

(b)            It is acknowledged by the Executive that the Corporation has determined to relieve the Executive from any obligation of non-competition upon the expiration of one (1) year following the termination of Executive's employment for any reason.  In consideration of that, and in consideration of all of the compensation provisions in this Agreement (including the potential for the award of stock options, restricted shares, Performance Shares, PSUs and/or PRSUs and severance payments that may be provided to the Executive), Executive agrees to the provisions of Section 3.1(a) and also agrees that the non-competition obligations imposed herein are fair and reasonable under all the circumstances.
3.2            Confidential Information.
(a)            The Corporation owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information as described below which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information").  Confidential Information includes not only information disclosed by the Corporation and/or its affiliates, subsidiaries and licensees to Executive, but also information developed or learned by Executive during the course of, or as a result of, employment hereunder, which information Executive acknowledges is and shall be the sole and exclusive property of the Corporation.  Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Corporation is engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Corporation.  Whether or not such information is specifically labeled as Confidential Information by the Corporation is not determinative.  By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Corporation and/or its subsidiaries, affiliates or licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information.  Notwithstanding the foregoing, Confidential Information shall not in any event include (A) Executive's personal knowledge and know-how relating to merchandising and business techniques which Executive has developed over his career in the apparel business and of which Executive was aware prior to his employment, or (B) information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive is required to disclose by applicable law or regulation (provided that, subject to Section 3.2(e), Executive provides the Corporation with prior notice of the contemplated disclosure and reasonably cooperates with the Corporation at the Corporation's expense in seeking a protective order or other appropriate protection of such information).
(b)            Executive acknowledges and agrees that in the performance of his duties hereunder the Corporation will from time to time disclose to Executive and entrust

Executive with Confidential Information.  Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Corporation's interests, and an improper disclosure of trade secrets.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of his assigned duties and for the benefit of the Corporation, any Confidential Information, either during his Term of employment or thereafter.
(c)            The Executive agrees that upon leaving the Corporation's employ, the Executive shall not take with the Executive any software, computer programs, disks, tapes, research, development, strategies, designs, reports, study, memoranda, books, papers, plans, information, letters, e-mails, or other documents or data reflecting any Confidential Information of the Corporation, its subsidiaries, affiliates or licensees, provided that the Executive shall be permitted to retain his personal address book to the extent it only contains contact information.
(d)            During the Term, Executive shall disclose to the Corporation all designs, inventions and business strategies or plans developed for the Corporation, including without limitation any process, operation, product or improvement.  Executive agrees that all of the foregoing are and shall be the sole and exclusive property of the Corporation and that Executive shall at the Corporation's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Corporation.
(e)            Nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.  Executive does not need the prior authorization of the Corporation's legal department to make any such reports or disclosures and Executive is not required to notify the Corporation that he has made such reports or disclosures.
3.3            Non-Solicitation of Employees.  The Executive covenants and agrees that during the Term, and for a period of two (2) years following the termination of Executive's employment for any reason whatsoever hereunder, the Executive shall not directly or indirectly solicit or influence any other employee of the Corporation, or any of its subsidiaries, affiliates or licensees, to terminate such employee's employment with the Corporation, or any of its subsidiaries, affiliates or licensees, as the case may be, or to become employed by a Competing Business.  As used herein, "solicit" shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.  Notwithstanding the foregoing, nothing in this Section 3.3 shall prohibit Executive from (i) soliciting or hiring any individual who served at any time during the Term as Executive's personal secretary and/or assistant or (ii) following Executive's termination from employment with the Corporation, serving solely as a reference for any employee of the Corporation, but only with regard to entities with which he is not associated.
3.4            Nondisparagement. The parties agree that during the Term and thereafter  for the period set forth in this Section 3.4 (whether or not the Executive is receiving any amounts pursuant to Sections 2.3 and 4.1), the parties shall not make any statements or comments to the press or externally that that reasonably could be considered to shed an adverse light on the Executive (in the case of statements by the Corporation) or the business or reputation of the Corporation or any of its subsidiaries, affiliates or licensees, the Board or any officer of the Corporation or any of its subsidiaries, affiliates or licensees (in the case of the Executive); provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, (ii) statements in response to an inquiry from a court or regulatory body, (iii) statements permitted under Section 3.2(e) of this Agreement, (iv) following the Executive's subsequent employment, normal competitive-type statements (in the case of the Executive, in the course of Executive's performance of his duties to a subsequent employer) and (v) rebutting false or misleading statements made by others protected by this provision.  The obligations in this Section 3.4 shall terminate seven years after the end of the Term, except that the obligation of the Executive shall continue indefinitely as they extend to statements or comments relating to Mr. Ralph Lauren or any family member.  The obligations of the Corporation under this Section 3.4 shall be limited to the direct or indirect actions of its directors and SEC named executive officers during the period in which they are directors and/or SEC named executive officers.  For the avoidance of doubt, nothing in this Section is intended to confer on any person, other than the parties and their permitted successors, any right, remedy or obligation.
3.5            Remedies.
(a)            If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Article III, the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or equity:
(i)            The right and remedy to have the obligations specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach of such obligations in this Article III will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; and
(ii)            The right to discontinue, subject to challenge by the Executive, the payment of any amounts owing to the Executive under the Agreement; provided that the Corporation shall have secured a reasoned opinion of counsel that the Executive's activities constitute a material breach of the obligations in this Article III and which shall have been provided to the Executive, the delivery of which shall not be deemed to be a waiver of any applicable privilege.
(b)            If any court or arbitrator determines that any of the obligations in this Article III, or any part thereof, is invalid or unenforceable, the remainder of the obligations in this Article III shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any of the obligations in this Article III, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

3.6            The provisions of this Article III shall survive the termination of this Agreement and Executive's Term of employment.
ARTICLE IV
CHANGE IN CONTROL
4.1            Change in Control.
(a)            Effect of a Change in Control.  Notwithstanding anything contained herein to the contrary, if the Executive's employment is terminated within twelve (12) months following a Change in Control (as defined in Section 4.1(c) hereof) during the Term by the Corporation for any reason other than Cause, or by the Executive for Good Reason, then the payments due to the Executive under Section 2.4(a)(i) shall be adjusted as follows:
(i) If such Change in Control is within the meaning of Section 1.409A-3(a)(i)(5) of the Treasury Regulations, the Corporation shall pay the Executive the amounts under Section 2.4(a)(i) in a lump sum as provided therein.
(ii)            Stock Awards.  The Executive shall immediately become vested in all unvested stock options, if any, and time-based restricted stock units granted to the Executive by the Corporation prior to the Change in Control and Executive will have one (1) year from the date of termination under this circumstance to exercise all vested options (but in no event later than the expiration date of such options).  In addition, any other outstanding equity awards that are unvested shall be deemed vested immediately prior to such Change in Control.  Payments to the Executive with respect to any PSUs or RPSUs (or other equity awards with performance-based vesting conditions) whose vesting accelerates as described in this Section 4.1(a)(ii) will be calculated as if any applicable performance goals had been achieved at the specified target level and made as per the terms of the Incentive Plan but in no event later than thirty (30) days after the applicable vesting date.  (This Section 4.1(a)(ii) also shall apply if Executive is terminated by the Corporation Without Cause pursuant to Section 2.1(a), in contemplation of a Change in Control and the Change in Control actually occurs.)
(b)            Section 280G.  Notwithstanding the foregoing, (A) in the event the Corporation (or its successor) and the Executive both determine, based upon the advice of the independent public accountants for the Corporation, that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute "parachute payments" under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute "parachute payments" (collectively, the "Parachute Amount") exceeds 2.99 times the Executive's "base amount", as defined in Section 280G(b)(3) of the Code (the "Executive Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the

"Reduced Amount"); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Corporation), that without such reduction the Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.
(B)            In the case of a reduction in the Parachute Amount pursuant to Section 4.1(b), the Parachute Amount shall be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.  Within ten days following such determination hereunder, the Corporation shall pay or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to or for the benefit of the Executive such amounts as become due to the Executive under, and in accordance with the terms of, this Agreement.
(C)            As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Corporation which should not have been made under clause (A) of this Section 4.1(b) ("Overpayment") or that additional payments which are not made by the Corporation pursuant to clause (A) of this Section 4.1(b) should have been made ("Underpayment").  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Overpayment arises, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.  In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but in no event later than the Executive's taxable year following the year in which such final determination or change is made.

(c)            Definition.  For purposes hereof, a "Change in Control" shall mean the occurrence of any of the following:
(i)            the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 ("Act")) other than Permitted Holders;
(ii)            any person or group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Corporation or any Affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Corporation or any Affiliate, (III) any acquisition by one or more of the Permitted Holders, or (IV) any acquisition which complies with clauses (A), (B) and (C) of subsection (v) below;
(iii)            during any period of twelve (12) consecutive  months, Present and/or New Directors cease for any reason to constitute a majority of the Board;
(iv)            the Permitted Holders' beneficial ownership of the total voting power of the voting stock of the Corporation falls below 30 percent and either Ralph Lauren is not nominated for a position on the Board of Directors, or he stands for election to the Board of Directors and is not elected;
(v)            the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the "Surviving Company"), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the "Parent Company"), is represented by the shares of voting stock of the Corporation that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the shares of voting stock of the Corporation were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power was among the holders of the shares of voting stock of the Corporation that were outstanding immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company, or one or more Permitted Holders), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination; or
(vi)            the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.
For purposes of this Section 4.1(c), the following terms have the meanings indicated: "Permitted Holders" shall mean, as of the date of determination: (A) any and all of Ralph Lauren, his spouse, his siblings and their spouses, and descendants of them (whether natural or adopted) (collectively, the "Lauren Group"); and (B) any trust established and maintained primarily for the benefit of any member of the Lauren Group and any entity controlled by any member of the Lauren Group.  "Present Directors" shall mean individuals who at the beginning of any one year period were members of the Board.  "New Directors" shall mean any directors whose election by the Board or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors of the Corporation who, at the time of such vote, were either Present Directors or New Directors but excluding any such individual whose initial assumption of office occurs solely as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
ARTICLE V
MISCELLANEOUS
5.1            Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:	at the last address on the books of the Corporation

If to the Corporation:	Ralph Lauren Corporation
650 Madison Avenue
New York, New York 10022
Attn:  Mitchell A. Kosh
Executive Vice President – Chief Administrative Officer
Fax: (212) 318-7277
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.2            Modification or Waiver; Entire Agreement; End of Term.  No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Corporation.  This Agreement, along with the Term Sheet and any other documents incorporated herein by reference, constitutes the entire agreement between the parties regarding their employment relationship and supersedes all prior agreements, promises, covenants, representations or warranties.  To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous stock award agreements between the parties, this Agreement shall control.  No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.  Any extensions or renewals of this Agreement must be in writing and must be agreed to by both the Corporation and the Executive.  Absent such extensions or renewals, this Agreement and all of its terms and conditions, except for those provisions in Article III as specified therein, shall expire upon the end of the Term.
5.3            Governing Law.  The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to New York's choice of law rules.
5.4            Arbitration.  The Corporation and the Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to Executive's employment with the Corporation, shall be submitted to mediation before a mutually agreeable mediator.  In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration.  The Corporation and Executive agree that arbitration shall be held in New York, New York, before a mutually agreed upon single arbitrator licensed to practice law.  The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief.  Such arbitration shall be final and binding on the parties and fees for any arbitration shall be paid by the losing party.  If the parties are unable to agree on an arbitrator, the matter may be submitted to JAMS Dispute Resolution solely for appointment of an arbitrator.  Any fees for mediation shall be split between the parties.  The provisions of this Section 5.4 shall not apply to any action by the Corporation seeking relief under Article III of this Agreement.
5.5            No Mitigation or Offset.  In the event the Executive's employment with the Corporation terminates for any reason, the Executive shall not be obligated to seek other employment following such termination and there shall be no offset of the payments or benefits set forth herein.
5.6            Withholding.  All payments required to be made by the Corporation hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts as the Corporation may reasonably determine it should withhold pursuant to any applicable law.
5.7            Attorney's Fees.  Each party shall bear its own attorney's fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship.  The Corporation shall pay or reimburse the Executive for his reasonable legal fees incurred in connection with the negotiation of this Agreement (up to $50,000).

5.8            No Conflict.  Executive represents and warrants that, except as disclosed in writing to the Corporation before the Effective Date, he is not party to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, with any other party that in any way restricts or adversely affects his ability to act for the Corporation in all of the respects contemplated hereby, including but not limited to any obligations to comply with any non-compete or non-solicitation provisions.  Executive represents and warrants that he has not disclosed, will not disclose, and has no intention of disclosing any trade secrets or any confidential and/or proprietary business information of any other company to the Corporation or to any individual employed by or associated with the Corporation, nor has he used or will he use any such information for the Corporation's or his benefit.
5.9            Enforceability.  Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible.  Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid.  If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.  The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
5.10            Miscellaneous.  No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive's death and shall not preclude the legal representative of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto.  If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's written designee or, if there be no such designee, to the Executive's estate.  This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Executive, the Executive's heirs and legal representatives and the Corporation and its successors.  The Corporation may only assign this Agreement to any person or entity acquiring all or substantially all of the Corporation's business or assets (or similar transaction) and only so long as such person or entity agrees in writing to assume this Agreement.  The section headings shall not be taken into account for purposes of the construction of any provision of this Agreement.
5.11            Meaning of Signing This Agreement.  By signing this Agreement, Executive expressly acknowledges and agrees that (a) he has carefully read it and fully understands what it means; (b) he has been advised in writing to discuss this Agreement with an independent attorney of his own choosing before signing it and has had a reasonable opportunity to confer with his attorney and has discussed and reviewed this Agreement with his attorney prior to executing it and delivering it to the Corporation; (c) he has had answered to his satisfaction any questions he has with regard to the meaning and significance of any of the provisions of this Agreement; and (d) he has agreed to this Agreement knowingly and voluntarily of his own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby.

5.12            Indemnification; D&O Insurance.  To the fullest extent permitted under applicable law, the Corporation will indemnify the Executive and hold the Executive harmless against all losses, claims, expenses or other liabilities arising by reason of the fact that the Executive is or was a director, officer, employee or agent of the Corporation.  The Executive is entitled to indemnification and advancement of costs to the extent permitted by the by-laws and charter of the Corporation as in effect on the Effective Date, or if greater, as amended thereafter.  The Corporation shall provide the Executive with director's and officer's indemnification insurance coverage in an amount and scope equal to that of the Corporation's other officers and directors both during the Term and after termination of the Executive's employment for so long as liability may exist.
5.13            Compliance with Section 409A.
(a)            The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, or exemption from, Section 409A of the Code ("Section 409A").  Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Corporation reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so), after consulting with and securing the approval of the Executive (such approval not to be unreasonably withheld or delayed), to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.
(b)            Notwithstanding any provision in this Agreement to the contrary, no amounts that become payable under this Agreement on account of the Executive's termination of employment shall be payable unless the Executive's termination of employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations.  If the Executive is determined to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, then any amount that becomes payable under this Agreement on account of the Executive's "separation from service" (the "Severance Payment") shall not be paid to the Executive until the first business day following the expiration of the six (6) month period immediately following the Executive's "separation from service" (or if earlier, the date of the Executive's death), but rather, all such payments shall be made on the date that is five business days after the expiration of that six month period, if and to the extent that the Severance Payment constitutes deferred compensation (or may be nonqualified deferred compensation, as mutually agreed by the Corporation and the Executive, such agreement not to be unreasonably withheld or delayed by the Executive) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code.  For the avoidance of doubt, no portion of the Severance Payment shall be delayed for six (6) months after the Executive's "separation from service" if such portion (x) constitutes a "short term deferral" within the meaning of Section 1.409A-1(a)(4) of the Department of Treasury Regulations, or (y) (A) it is being paid due to the Corporation's termination of the Executive's employment without Cause or the Executive's termination of employment for Good Reason; (B) it does not exceed two times the lesser of (1) the Executive's annualized compensation from the Corporation for the calendar year prior to the calendar year in which the termination of the Executive's employment occurs, or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive's employment terminates; and (C) the payment is required under this Agreement to be paid no later than the last day of the second calendar year following the calendar year in which the Executive incurs a "separation from service".  For purposes of Section 409A of the Code, the Executive's right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  To the extent that any reimbursement of any expense under Section 1.4(e) or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive's right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit.  The determination of whether the Executive is a "specified employee" for purposes of Section 409A as of the time of the Executive's separation from service shall made by the Corporation in accordance with the terms of Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

RALPH LAUREN CORPORATION

/s/ Ralph Lauren	/s/ Stefan Larsson
By: Ralph Lauren Title: Chairman and CEO	STEFAN LARSSON
Date: 9/26/15	Date: 9/26/15

EXHIBIT A

EMPLOYMENT SEPARATION
AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (the "Agreement") is made and entered into as of this [DATE] ("Effective Date") by and between Ralph Lauren Corporation, a Delaware corporation (the "Corporation") and [NAME] (the "Executive").

W I T N E S S E T H:
WHEREAS, Executive and the Corporation had entered into an employment agreement effective [DATE] (the "Employment Agreement");
WHEREAS, the Corporation and Executive wish to set forth certain promises, agreements, and understandings in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged (and is in addition to what Executive is legally entitled to), the Corporation and Executive do hereby agree as follows:
1.            Payments to Executive by the Corporation.  In exchange for agreeing to and complying with the terms of this Agreement (including, without limitation, the release it contains in Section 6), Executive shall receive the following consideration (which Executive acknowledges is sufficient and in addition to what Executive would be legally entitled to) and be treated in the following manner:
(a)            Executive will remain on the Corporation's payroll as an employee until [DATE], (the "Termination Date").  Executive will receive Executive's regular base salary, less applicable withholdings, in bi-weekly installments pursuant to the normal payroll practices of the Corporation until the Termination Date.
(b)            Subject to the Executive not revoking this Agreement pursuant to Section 16, the Corporation shall pay to Executive a monthly amount equal to one-twelfth (1/12th) of 400% of Executive's Base Compensation, as in effect immediately prior to such termination of employment(the "Severance Payment"), with payments commencing on the Corporation's first payroll date following the 52nd day after the Termination Date in accordance with the normal payroll practices of the Corporation (the "Severance Period"), provided that the initial payment shall include the base salary amounts for all payroll periods from the Termination Date through the date of such initial payment (for purposes of Section 409A (as defined in Section 19), and provided further, in the event that Section 4.1(a) of the Employment Agreement is applicable as set forth therein, such amount shall be paid in a lump sum.  Executive's right to receive installment payments pursuant to this Section 1 shall be treated as a right to receive a series of separate and distinct payments).

(c)            The Corporation shall pay to Executive the Pro-Rata Annual Actual Incentive Bonus, as defined in the Employment Agreement, on the date set forth in the Employment Agreement.
(d)            Executive's eligibility for participation in all benefit plans of the Corporation will cease as of the Termination Date, except for Executive's eligibility for group medical and dental coverage under the Corporation's group medical and dental insurance plan, which shall continue for the twenty-four (24) month period following the Termination Date.  Executive's participation in the Corporation's group medical or dental insurance plan shall immediately cease at such time (if any) as the Executive becomes eligible for a future employer's medical and/or dental insurance coverage (or would become eligible if the Executive did not waive coverage).  The amount of premiums paid by the Corporation during this period shall be treated as taxable income to the Executive if the provision of such benefits on a non-taxable basis would subject the Executive to tax on the benefits received under Section 105(h) of the Internal Revenue Code of 1986, as amended and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, the "Code").
(e)            The Executive shall immediately vest in all unvested stock options, if any, and time-based restricted stock units (or other equity awards with only service-based vesting conditions) as of the date of termination of the Executive's employment.  With respect to vested stock options, if any (including stock options that vest pursuant to the preceding sentence), the Executive shall have one year from the date of termination of Executive's employment to exercise such vested options, but in no event later than the expiration date of such vested options.  With respect to any unvested performance share units (PSUs) or Performance-based Restricted Share Units (PRSUs) (or any other equity awards with performance-based vesting conditions) awarded through the date on which the Executive's employment terminates: (1) any unvested PRSUs (or other performance-based equity awards with pro-rata vesting) will vest upon the Corporation's attainment of the applicable performance goals and will be paid out as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date without regard to Executive's continued employment; and (2) any unvested PSUs (or other performance-based equity awards with cliff vesting) will remain outstanding and will vest at the end of the applicable performance period based on the Corporation's actual degree of achievement of the applicable performance goals, and any such awards will be paid in their entirety as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date, without regard to Executive's continued employment.  Notwithstanding the foregoing, if Section 4.1(a) of the Employment Agreement is applicable, it shall apply in lieu of the foregoing.
(f)            Other than the payments and benefits specifically set forth in this Agreement, the Executive agrees that the Corporation and its subsidiaries, affiliates and licensees do not owe the Executive any additional payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, warrants, restricted stock units, severance, reimbursement of expenses, or commissions of any kind whatsoever, or other similar compensation, including any obligations owed to Executive under any employment agreement, offer letter or otherwise.  The foregoing shall not limit Executive's right to indemnification and advancement of legal fees under the Employment Agreement, the Corporation's organizational documents or otherwise.

2.            Return of Property.  On or prior to the Termination Date, Executive agrees to return to the Corporation any and all files or other property of the Corporation and its subsidiaries, affiliates and licensees (said property includes, but is not limited to, purchase orders, financial reports and statements, projections, forecasts, balance sheets, income statements, budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, investor reports, books, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, laptops, cellular or other telephones, blackberrys, calculators, identification and security cards, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, emails and other electronic files of the Corporation, etc.) without retaining any copies or extracts thereof.  Notwithstanding the foregoing, Executive shall be permitted to retain his personal address book to the extent it only contains contact information.
3.            Confidentiality of this Agreement.  Executive, Executive's agents, attorneys, heirs, executors, administrators, affiliates and assigns agree that this Agreement, and any and all matters concerning Executive's separation from the Corporation, will be regarded as privileged communications between the parties, and that they will not reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any matters, factual or legal, concerning this Agreement or Executive's separation to any other person or entity, except as required by legal process (in which case, Executive agrees to forthwith provide written notice of said legal process as set forth below prior to the production of the requested information) or to enforce Executive's rights.  Notwithstanding the foregoing, Executive may reveal the relevant terms of this Agreement to the Executive's spouse, accountants and attorneys, provided that such parties agree to be bound by the confidentiality provisions herein, and to applicable taxing authorities. Nothing in this provision shall prohibit the Corporation from disclosing this Agreement to the extent required by law or pursuant to Securities and Exchange Commission ("SEC") reporting obligations.  Notwithstanding the foregoing, in the event this Agreement is publicly filed, the above limitation shall not include any information publicly disclosed.
4.            Obligations.
(a)            In exchange for the payments and benefits set forth in paragraph 1 herein, Executive agrees that during the Severance Period, Executive shall for no additional compensation or benefits whatsoever be reasonably available, with due regard to Executive's other obligations and commitments, if requested by the Corporation upon reasonable notice to assist in transitioning Executive's former duties and responsibilities for the Corporation.
(b)            With the exception of the duties and responsibilities set forth in this paragraph 4, Executive acknowledges and agrees that Executive is relieved of all duties and responsibilities for the Corporation and its subsidiaries, affiliates and licensees as of the Termination Date, that Executive does not have the authority to bind the Corporation or any of its subsidiaries, affiliates or licensees, and that Executive shall not contact any past, current, or prospective customers, distributors, manufacturers, partners or suppliers of the Corporation or any of its subsidiaries, affiliates or licensees on behalf of the Corporation.  Effective as of the Termination Date, Executive shall cease and be deemed to have resigned from any and all titles, positions and appointments the Executive holds with the Corporation and any of its affiliates, whether as an officer, director, employee, trustee, committee member or otherwise. Executive agrees to execute any documents reasonably requested by the Corporation in accordance with the preceding sentence.
(c)            Executive agrees that Executive will reasonably cooperate with the Corporation in connection with any existing or future litigation involving the Corporation and not adverse to Executive, whether administrative, civil or criminal in nature, that relates to Executive's employment period.  The Corporation shall pay all reasonable, documented travel and other expenses incurred by the Executive in connection therewith.  Such cooperation shall be scheduled in a manner to limit, to the extent possible, Executive's travel and with due regard to Executive's other obligations and commitments.
(d)            If Executive has any personal expenses, loans or other obligations due to the Corporation or any of its subsidiaries, affiliates or licensees, the Corporation may deduct such amounts from the payments to be made to Executive under the terms of this Agreement; provided, however, no amount may be deducted from any payments to be made to Executive that are subject to Section 409A (as defined in Section 19) to the extent it would violate Section 409A, and such amounts shall be repaid by Executive.
5.            Restrictive Covenants.  Executive agrees that he will comply with all post-employment obligations set forth in Article III of the Employment Agreement, including but not limited to those obligations of non-competition, non-solicitation, non-disparagement, and protection of confidential information, and Executive further agrees that Article III of the Employment Agreement shall remain in full force and effect.
6.            Release.
(a)            In consideration for the payments and benefits to be provided to the Executive under this Agreement, the Executive, with the intention of binding the Executive, the Executive's agents, attorneys, representatives, heirs, issue, executors, affiliates, successors, administrators and assigns, does hereby irrevocably and unconditionally forever release and discharge the Corporation, and its subsidiaries, affiliates, divisions and licensees, as well as, in such capacity, each of their respective stockholders, managers, members, partners, heirs, executors, administrators, agents, employees, officers, directors, predecessors, successors, insurers, assigns, representatives and attorneys, of and from any and all manner of actions, causes of action, suits, complaints, debts, sums of money, costs, damages, losses, interests, attorneys' fees, expenses, liabilities, charges, claims, obligations, promises, agreements, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the Effective Date, including, but not limited to, any claims arising in any way out of Executive's employment with the Corporation or the termination of Executive's employment with the Corporation.  The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act ("ADA"), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Executive Retirement Income Security Act ("ERISA"), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act ("FLSA"), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act ("FMLA"), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the United States Constitution, the Constitution of the State of New York, the Constitution of the State of New Jersey, the New York State Human Rights Law, N.Y. Exec. Law § 291 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code, § 8-107 et seq., the New Jersey Law Against Discrimination, N.J.S.A. § 10:5-1 et seq., the Conscientious Executive Protection Act ("CEPA"), N.J.S.A. § 34:19-1-8, the Sarbanes-Oxley Act of 2002, et seq., (each as amended) and all other similar federal, state, or municipal statutes or ordinances, including any whistle blower or any other local, state or federal law, regulation or ordinance  prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to Executive's hiring by the Corporation, the terms and conditions of Executive's employment with the Corporation, and/or  the termination of Executive's employment with the Corporation. Executive does not waive Executive's rights to any claims which may not be released as a matter of law.

(b)            The Corporation and Executive understand and agree that the release set forth in Section 6(a) above does not in any way affect the rights and obligations of the parties created under this Agreement or under the Employment Agreement that are intended to survive Executive's termination of employment, and the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain appropriate relief in the event of any breach of the terms of this Agreement.  Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body with regard to matters released hereunder (each individually a "Proceeding").  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive acknowledges that Executive will not initiate or cause to be initiated on Executive's behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law.  Further, the release set forth in Section 6(a) does not prohibit the Executive from (i) initiating or causing to be initiated on Executive's behalf any, complaint, charge, claim or proceeding against the Corporation before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive's claims under the ADEA as contained in Section 6(a) of this Agreement (but no other portion of such waiver) or (ii) reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

(c)            The foregoing release shall not include (i) Executive's rights to indemnification and advancement of legal fees under the Employment Agreement, the Corporation's organizational documents or otherwise, (ii) Executive's right to directors' and officers' insurance coverage, (iii) Executive's right to vested equity, (iv) Executive's rights to the Accrued Benefits (as defined in the Employment Agreement), (v) vested rights of Executive under any of the Corporation's benefit plans and programs, and (vi) Executive's rights under any provision of the Employment Agreement that directly or by implication survive termination of Executive's employment.

7.            Certain Forfeitures in Event of Breach. Executive acknowledges and agrees that Section 3.5(a)(ii) of the Employment Agreement shall apply~~.~~
8.            No Admission of Liability.  Executive acknowledges and agrees that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Corporation or any of its subsidiaries, affiliates or licensees that they have violated any law or legal obligation with respect to any aspect of Executive's employment with the Corporation.
9.            Entire Agreement.  The Corporation and Executive each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement.  This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between the Corporation and Executive and as to the termination of their relationship; this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, including any prior employment agreements between the Corporation and the Executive, including but not limited to the Employment Agreement, except as otherwise set forth in this Agreement.  This Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought.
10.            No Transfer.  Executive represents and warrants that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.
11.            Assignability, Choice of Law, Jurisdiction, Venue.  This Agreement is personal to Executive and the Executive may not assign, pledge, delegate or otherwise transfer to any person or entity any of Executive's rights, obligations or duties under this Agreement, other than by a transfer by the Executive's will or by the laws of descent and distribution.  This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of New York without regard to principles of conflict of laws.  Any dispute arising under this Agreement shall be resolved in accordance with Section 5.4 of the Employment Agreement entitled "Arbitration."
12.            Enforceability.  Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible.  Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid.  If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.  The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
13.            Counterparts.  This Agreement may be executed in counterparts, each of which together constitute one and the same instrument.
14.            Notices.  For the purpose of this Agreement, notices, demands, and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:                                        [address]

If to the Corporation                                   [address]

15.            Nonadmissibility.  To the extent permitted by applicable law, nothing contained in this Agreement, or the fact of its submission to the Executive, shall be admissible evidence against the Corporation in any judicial, administrative, or other legal proceeding (other than in an action for breach of this Agreement).
16.            Revocation.  This Agreement, including all of the payment and benefit provisions set forth in Section 1 above, shall not become effective unless the Agreement is executed, dated and delivered to the Corporation within 45 days following the Effective Date and is not revoked, as provided for in Section 17 herein, prior to the eighth day after this Agreement is signed by Executive.
17.            Meaning of Signing This Agreement.  By signing this Agreement, Executive expressly acknowledges and agrees that (a) Executive has carefully read it, and fully understands what it means; (b) Executive has been advised in writing to discuss this Agreement with an independent attorney of Executive's own choosing before signing it and has had a reasonable opportunity to confer with Executive's attorney and has discussed and reviewed this Agreement with Executive's attorney prior to executing it and delivering it to the Corporation; (c) Executive has been given forty-five (45) calendar days to consider this Agreement; (d) Executive has had answered to Executive's satisfaction any questions Executive has with regard to the meaning and significance of any of the provisions of this Agreement; (e) Executive has agreed to this Agreement knowingly and voluntarily of Executive's own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby; and (f) Executive may revoke Executive's acceptance of this Agreement within seven (7) calendar days after Executive signs it by sending a written Notice of Revocation to the address of the Corporation as set forth in paragraph 14 above.
18.            No Construction Against Drafter.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

19.            Compliance with Section 409A.The provisions of Section 5.13 of the Employment Agreement related to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), are deemed incorporated by reference herein as if fully set forth herein.
20.            Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Corporation may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.  Executive shall be responsible for the payment of Executive's portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.

21.            Counterparts.  The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Signatures delivered by facsimile shall be effective for all purposes.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Separation Agreement and Release as of the day and year set forth below.

RALPH LAUREN CORPORATION

Dated:	By:
Name:
Title:

Dated:	By:

Exhibit 1

Term Sheet
Stefan Larsson

Title:	President and Chief Executive Officer

Start Date:	November 16, 2015 or such other date as the parties may agree

Reports to:	Ralph Lauren, as Chairman, or the Board

Base Salary:	$1,250,000 annually less all applicable taxes and other deductions.

Executive Incentive Plan:
Eligible to participate in the Executive Officer Annual Incentive Plan (EOAIP) for fiscal 2016, which began March 29, 2015, and eligible to earn a bonus which will be prorated based on the Start Date.

Bonus
•    Under the EOAIP, eligible for a bonus opportunity with a target of 300% of fiscal year salary earnings.
•    Total bonus opportunity will be based 100% on total Company performance.
•    Calculation can flex up or down by -10% to +10% based on achievement of expense management goals.
•    The maximum bonus payable (including strategic goal adjustment) is capped at 450% of fiscal year salary earnings.

(At all times your bonus opportunity will be governed by the terms of the Company's EOAIP and nothing contained herein restricts the Company's rights to alter, amend or terminate the EOAIP at any time.)

Annual Equity Award:
Beginning Fiscal 2017, target equity value of $7,500,000 to be granted annually at the same time as annual awards to other executives, normally in May but may be earlier or later, and under terms of the Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan, or any successor thereto (the "Plan"),  as approved each year by the Compensation and Organizational Development Committee of the Ralph Lauren Corporation Board of Directors ("Compensation Committee"), including grant structure, type of awards, conversion of value to actual number of shares, and other applicable factors as determined by the Committee in its discretion.

Relocation:	Eligible for relocation benefits as set forth in Exhibit 2.

One-Time Sign-On Awards:
One-time cash sign-on bonus of $2,750,000 (or, if Executive does not receive the expected October 1, 2015 vesting from his current employer due to circumstances outside of his control, $4,350,000) ("Sign-On Bonus") to be paid within thirty (30) days following the Start Date.  If Executive terminates his employment other than for "Good Reason" (as defined in the Employment Agreement), or if the Company terminates his employment for "Cause," (as defined in the Employment Agreement), in each case within 12 months of the Start Date, then he shall repay the Sign-On Bonus to the Company within 30 days of the date of termination of his employment.  If he does not repay the Sign-On Bonus within this time period, the Company has the right to immediately recover the Sign-On Bonus from him, as well as any attorneys' fees and other costs incurred in recovering the Sign-On Bonus.

Executive will receive a one-time stock award ("One-Time Stock Award") with a value of approximately $9,125,000, to be granted as follows:

(1)    $1,562,500 in the form of Performance Share Units (PSUs)

The PSUs shall be eligible to vest following a three-year performance period consisting of the Company's fiscal years 2016, 2017 and 2018, and shall be subject to the Executive's employment with the Company on the Vesting Date as defined below (except as otherwise provided for in the Employment Agreement), and the attainment of a three-year cumulative Earnings Per Share (EPS) goal (for fiscal years 2016-2018) determined by the Compensation Committee.  With respect to the grant of the PSU Award, Executive shall be eligible to vest in a percentage of PSUs as follows:

Performance Level	% of Target Achieved	% of Target PSUs Vested
Threshold	70%	75%
Target	100%	100%
Maximum	110% or more	150%

PSU vesting shall be interpolated for performance between 70% and 110% of target goal(s) and no PSUs shall vest for performance below threshold goal(s).  Except as otherwise provided for in this Agreement, not later than ninety (90) days following the last day of the Company's fiscal year 2018, the Committee shall certify the level of performance achieved with respect to the above-referenced three-year performance period (the date of such certification being referred to as the "PSU Certification Date").  The PSUs, if any, that vest in accordance with this paragraph shall vest as soon as administratively practicable but no later than thirty (30) days following the PSU Certification Date (the "Vesting Date"), and any PSUs that remain unvested following the Vesting Date shall be immediately forfeited by the Executive without payment of any consideration.  Once vested, the PSUs shall be paid to Executive in Shares as soon as administratively practicable, but not later than thirty (30) days, after their applicable vesting date.

(2)    $1,562,500 in the form of Performance-Based Restricted Stock Units (PRSUs)

The PRSUs shall be eligible to vest as described below following a one-year performance period consisting of the Company's fiscal year 2016, and shall be subject to (a) the Executive's continued service as an Employee of the Company (except as otherwise provided for in the Employment Agreement) through the First Vesting Date, Second Vesting Date, and Third Vesting Date (each as defined below), as applicable, and (b) the attainment of a performance level requirement equal to 70% of the Company's fiscal 2016 EPS target, as determined by the Compensation Committee.  Subject to these conditions, the PRSUs shall vest and become non-forfeitable with respect to one-third (1/3) of the PRSUs initially granted hereunder on each of (i) the date that is as soon as administratively practicable but not later than thirty days after the PRSU Certification Date (as defined below) (the "First Vesting Date"), (ii) a date specified by the Company that is on or about the first anniversary of the First Vesting Date (the "Second Vesting Date"), and (iii) a date specified by the Company that is on or about the second anniversary of the First Vesting Date (the "Third Vesting Date").  Not later than ninety (90) days following the last day of the Company's fiscal year 2016, the Committee shall certify the level of performance achieved with respect to the above-referenced one-year performance period (the date of such certification being referred to as the "PRSU Certification Date").  With respect to the grant of the PRSU Award, except as otherwise provided for in this Agreement, Executive shall be eligible to vest in 100% of the PRSUs if the aforementioned performance goal is achieved, but no PRSUs shall vest, and they shall all instead be forfeited, if the aforementioned performance goal is not achieved. Once vested, the PRSUs shall be paid to Executive in Shares as soon as administratively practicable, but not later than thirty (30) days, after their applicable vesting date.

(3)    $3,000,000 in the form of time-based restricted stock units ("Restricted Stock Units").

The Restricted Stock Units will be eligible to vest in four equal installments with each vesting date on the anniversary date of the grant in 2016, 2017, 2018 and 2019 subject to continued service to each vesting date (except as otherwise set forth in the Employment Agreement).  Each such vested share shall be settled as soon as practicable but not more than 30 days after the vesting date.

(4)    $3,000,000 in the form of performance shares ("Performance Shares").

One-quarter of the Performance Shares will be eligible to vest at the end of each fiscal year during the four-year performance period consisting of fiscal 2017 through fiscal 2020, subject to continued service (except as otherwise set forth in the Employment Agreement) and achievement of an annual earnings goal for such year (the "Annual Earnings Goal"), the aggregate of such goals being set within ninety (90) days following the end of Fiscal Year 2016, in accordance with the following schedule:

Tranche	Year	Percentage of Performance Shares	Annual Earnings Goal
1	FY 2017	25%	FY 2017 adjusted NIBT results are at least 7.5% higher than Baseline Earnings, as defined below.
2	FY 2018	25%	FY 2018 adjusted NIBT results are at least 7.5% higher than the FY 2017 Annual Earnings Goal.
3	FY 2019	25%	FY 2019 adjusted NIBT results are at least 7.5% higher than the FY 2018 Annual Earnings Goal.
4	FY 2020	25%	FY 2020 adjusted NIBT results are at least 7.5% higher than the FY 2019 Annual Earnings Goal.

"Baseline Earnings" means the Company's FY 2016 adjusted NIBT results.

Any Performance Shares that do not vest based on the applicable Annual Earnings Goal will remain eligible to vest subject to achievement of the Annual Earnings Goal in Fiscal Year 2020.  If the Annual Earnings Goal in Fiscal Year 2020 is not achieved, any unvested Performance Shares will be forfeited.

Within ninety (90) days following the end of each fiscal year of the Performance Period, the Compensation Committee will determine whether the Annual Earnings Goal has been satisfied and certify to the vesting of any Performance Shares (each such date, a "Vesting Date").  Vested Performance Shares will be settled by delivery of shares of Company common stock within sixty (60) days following the applicable Vesting Date.

The One-Time Stock Award will be pursuant to the terms of the Plan and shall be granted on or before the last day of the fiscal quarter in which the Start Date occurs.

Stock Ownership Guidelines	Executive shall be subject to the Company's stock ownership guidelines as directed by the Compensation Committee.

Exhibit 2

Relocation Benefits for Stefan Larsson

The Company is offering the following relocation package to assist you in your move to the New York City area.

Please note that the relocation benefits described below ("Relocation Benefits") are contingent upon your relocating to the New York metropolitan area within eighteen (18) months of the Start Date and are intended to cover reasonable and customary expenses only.  If you do not relocate within such time period, the Company shall not have any obligation to provide the following relocation payments and reimbursements (other than temporary housing).

Relocation Allowance:
A one-time payment of $100,000 less all applicable taxes will be paid to you within 30 days of the Start Date.  This payment is intended to cover various expenses incurred during your move that are not otherwise covered by the Company's relocation policy.

Temporary Living:
The Company will pay for temporary housing in New York City through no later than September 2016.  Housing will be arranged for you by our Relocation Department consistent with your position and the size of your family.

Household Goods:
The Company will pay for the packing, transportation and unpacking of household goods and personal effects.  In addition, storage for a period of up to 60 days will be provided if necessary.

Travel:
The Company will cover customary business class expenses for up to ten flights for you and six flights for your immediate family, in each case between the San Francisco metropolitan area and the New York City metropolitan area.  All travel arrangements for these flights will be made through the Ralph Lauren Travel Department.

Home Sale/Purchase Assistance:
The Company agrees to pay for reasonable and customary expenses that you are required to pay as a seller or purchaser, respectively, associated with the sale of your current residence and the same for the purchase of your new residence (except as noted below), including broker's commissions.  These amounts will be based on your final US. Department of Housing and Urban Development Statement (HUD closing statement) for each property involved.  Please note this assistance is provided for the sale and purchase of primary residences only.  This does not include rental properties, home businesses (including farms or ranches), vacation homes, mobile homes, etc.

•	Expenses not covered: Mortgage "points" or "buydown," mortgage origination fees, and pre-paid expenses that would normally be your responsibility on an ongoing basis (such as pre-paid taxes or interest) are not covered by this policy and will not be reimbursed by the Company.

The Company may, at its discretion, use the services of a relocation assistance firm to manage your move and buy/sell transactions.  It is expected that you will cooperate with the firm and reasonably assist them in the marketing and sale of your current home and purchase of your new residence.

Tax Information:
Some relocation assistance the Company pays on your behalf, or directly to you, is considered as compensation to be included in your gross annual income.  Except as otherwise noted in this letter, any expense subject to tax will be delivered to you on a grossed-up basis using the Company's standard gross-up formula for the expected tax liability.  This gross-up amount is an estimate and may not reflect your actual tax liability.

To the extent that reimbursement of any expense or relocation benefits provided in this letter are deemed to constitute taxable compensation to you, such amounts will be reimbursed on or before the last day of the calendar year following the calendar year in which the expense is incurred.

If you terminate your employment other than for "Good Reason" (as defined in the Employment Agreement) (but excluding, for the avoidance of doubt, on account of your death or disability), or if the Company terminates your employment for "Cause" (as defined in the Employment Agreement), in each case within 24 months of the Start Date, then you shall reimburse the Company for the full amount of the Relocation Benefits paid to you in accordance with this Exhibit 2 to the Employment Agreement within 30 days of the date of termination of your employment.  If you do not repay the Relocation Benefits within this time period, the Company has the right to immediately recover the Relocation Benefits from you.